Joseph A. Don Angelo, CPA
22 Jericho Turnpike, Suite 100
Mineola, New York 11501




Independent Auditor's Report
(Report on Internal Control Required
by The SEC Under Form N-SAR)

To the Shareholders and
Board of Directors of
New Alternatives Fund, Inc.:

In planning and performing our audit of the financial statements of New Alternatives
Fund,
Inc. for the year ended December 31, 2002, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion in the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of New Alternatives Fund,
Inc. is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls.
Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weakness under standards established by the American
Institute
of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and may not be detected within a timely period by employees in the normal course of performing their assigned functions.
However, we noted no matters involving
internal controls and its operation,
including control
for safeguarding securities, that we
consider to be material weakness as defined above as of
December 31, 2002.

This report is intended solely for the
information and use of management and the Board of
Directors of New Alternatives Fund, Inc. and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

Joseph A. Don Angelo, CPA
Mineola, New York
February 24, 2003